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                                                                Exhibit 99.2


For Immediate Release                             Contact:  Mary Beth Heying
Nov. 7, 2005                                                314-515-3260

                 EDWARD JONES PRINCIPAL ANNOUNCES RETIREMENT

Larry Sobol, a principal with the financial-services firm Edward Jones, recently announced his retirement after 30 years of service with the firm. Sobol's retirement is effective December 31, 2005.

As general counsel and head of the firm's Legal Department, Sobol oversees legal affairs on behalf of the firm.

Sobol has been on quasi sabbatical since his son, Kevin, died in an automobile accident late last year.

The firm has not identified a successor to Sobol.

Sobol has spent his entire professional career with Edward Jones. He joined the firm's Compliance Department in 1975 and, shortly thereafter, formed the Legal Department. He was named a principal in 1977.

Sobol has served on the American Bar Association's Securities Law Committee since 1982 and is active in the Securities Law section of the St. Louis Bar Association. Previously, he served on the National Association of Securities Dealers' District Business Conduct Committee and the Securities Industry Association's Committee of Regulation of Securities. Sobol also has been selected for inclusion in "Who's Who in American Law."

Sobol graduated from the Honors Program of the University of Texas School of Business Administration in 1972. He received his law degree from the University of Missouri in 1975.

Edward Jones, one of the only major financial-services firms advising individual investors exclusively, currently serves more than 6 million clients. The firm offers its clients a variety of investments, including certificates of deposit, taxable and non-taxable bonds, stocks and mutual funds.

The largest firm in the nation in terms of branch offices, Edward Jones currently has more than 9,000 offices in the U.S. and, through its affiliates, in Canada and the United Kingdom.

The Edward Jones interactive Web site is located at www.edwardjones.com.